NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact Information:
Mike Bazinet	Tom Gelston
Director, Corporate Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX ANNOUNCES MANAGEMENT CHANGES

WESTPORT, CT, January 5, 2011 -- Terex Corporation (NYSE: TEX) today announced several senior executive changes.

Thomas Riordan, President and Chief Operating Officer, has announced his resignation from Terex effective January 31.  The company does not intend to fill Mr. Riordan’s position in the near term and his current responsibilities will be assumed by Ronald M. DeFeo, Terex Chairman and Chief Executive Officer upon Mr. Riordan’s departure.

Kevin Bradley has been named President, Terex Cranes, reporting to Mr. DeFeo, effective immediately.  Mr. Bradley has served as President, Terex Financial Services (TFS) since he joined Terex in 2005.  Mr. Bradley has led the successful establishment of TFS as a global captive finance company and a facilitator of the future growth of Terex.  Prior to joining Terex, Mr. Bradley spent nine years each at General Electric Capital Corporation and AT&T Capital Corporation, holding positions of increasing responsibility.

Mr. Bradley takes on his new role as Richard Nichols, formerly President, Terex Cranes, will be leaving Terex to pursue other opportunities at the beginning of February.

Ramon Oliu has been appointed to the position of President, Terex Financial Services, assuming the role formerly held by Mr. Bradley.  Mr. Oliu joined TFS in 2007 as the Business Development Leader.  In 2009, he assumed the added responsibility for TFS Operations, Risk Management, and IT.  Prior to joining Terex, he also held significant roles with Virgin Mobile USA and AT&T Capital Corporation.  In his new role, he will report to Phillip Widman, Terex Senior Vice President and Chief Financial Officer.

“We thank Tom Riordan and Rick Nichols for their dedicated service and accomplishments at Terex, and wish them the best in their future endeavors,” said Mr. DeFeo.

Commenting on the new assignments for Mr. Bradley and Mr. Oliu, Mr. DeFeo said, “Kevin Bradley is the right person to lead our efforts to improve relationships with large global crane customers and continue the globalization of our crane business, and we are excited about the future prospects for this segment.  In his TFS leadership role, Kevin has demonstrated his commercial skills and developed a keen understanding of our customer base.”

Mr. DeFeo continued, “Ramon Oliu has the knowledge of the Terex business and the financial services experience to take over where Kevin left off and continue to build and expand TFS capabilities worldwide.  We expect TFS to be a significant enabler of the growth of the Terex franchise as our end markets continue to recover.”

Additionally, Terex Corporation will soon be announcing the newly created position of Senior Vice President, Terex Business System (TBS), reporting to Mr. DeFeo.  The company is in the final stages of selecting from a slate of highly qualified internal candidates for this critical leadership role, which will be responsible for developing and implementing the Terex Business System and accelerating the enterprise-wide transformation of Terex into a world-class, customer-focused operating company.  Mr. DeFeo commented, “TBS, which was initiated at Terex a few years ago, is more than an operations initiative.  It will become the enterprise-wide playbook to deliver our customer, team member and financial goals.  We expect that TBS will provide us with significant competitive advantage through the use of customer-centric tools that continually enhance customer responsiveness and eliminate waste.”

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com